UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2007

PUBLIC COMPANY MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50098 (Commission File Number)	88-0493734 (IRS Employer Identification No.)

5770 El Camino Road, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code(702) 222-9076

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2007, Public Company Management Corporation (the “Company”) and Kipley J. Lytel entered into a one-year consulting agreement, effective January 2, 2007, pursuant to which Mr. Lytel will dedicate 3-4 hours per day as the Company’s Chief Operating Officer, Secretary and a director. The consulting agreement with Mr. Lytel provides for a signing bonus of 25,000 registered shares of the Company’s common stock, initial compensation of $2,000 per month, which will increase to $3,000 per month upon reaching certain milestones defined in the agreement, and an aggregate of 180,000 registered shares of the Company’s common stock which shall accrue monthly in equal amounts of 15,000 shares per month. In addition, Mr. Lytel will receive bonuses upon the accomplishment of any one of several milestones (as set forth in the agreement) payable in registered or restricted common stock of the Company.

On April 12, 2007, the Company and Trae O'Neil High, entered into a one-year consulting agreement, effective January 2, 2007, pursuant to which Mr. High serves as the Company’s Chief Legal Officer. On May 3, 2007, the Company and Mr. High entered into an addendum to the consulting agreement pursuant to which Mr. High will also serve as Treasurer and Chief Financial Officer during the Term of the Agreement. The consulting agreement, as amended, provides that Mr. High will devote at least 40 hours per week toward his duties to the Company. Mr. High is entitled to receive a signing bonus of 25,000 registered shares of the Company’s common stock, cash compensation of $180,000 payable $15,000 per month, and an aggregate of 180,000 registered shares of the Company’s common stock which shall accrue monthly in equal amounts of 15,000 shares. In addition, Mr. High will receive bonuses upon the accomplishment of various milestones (as set forth in the agreement) payable in registered or restricted common stock of the Company and 4% of the securities of each client held by the Company on or acquired by the Company after March 31, 2007.

In addition to the consulting agreement, the Company and Mr. High have agreed in principle for Mr. High to provide legal services for the Company’s clients on behalf of the Company. Mr. High’s consulting agreement includes a right of first refusal on such engagements; provided that such right shall cease during any time that Mr. High is engaged to prepare a registration statement for five or more of the Company’s clients or to prepare periodic and other reports under the Exchange Act of 1934, as amended, for ten or more of the Company’s clients.

The Company may terminate each agreement at any time if the other party acts unlawfully, dishonestly, negligently, incompetently or in bad faith, is conviction of a felony; becomes permanently disabled or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the term of the agreement; breaches or defaults under any term of the agreement if such breach or default has not been remedied to the reasonable satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company; or at the will of the Company, upon 30 days written notice upon a decision by the Company’s Chief Executive Officer. Mr. Lytel and Mr. High may terminate their agreements at any time after the expiration of 120 days of the date on which there is a change of control or the Company has a successor (as described in the agreement); upon the default or breach of any term of the agreement by the Company if such breach or default has not been remedied or is not being remedied to their reasonable satisfaction within 14 days after written notice of the breach or default has been delivered to the Company; or at their will upon 30 days written notice to the Company.

Item 1.02	Termination of a Material Definitive Agreement.

On May 3, 2007, Joshua A Gottesman and the Company terminated the employment agreement between them pursuant to which Mr. Gottesman served as the Company’s CFO. The Company’s understanding is that Mr. Gottesman has opened an accounting or CPA firm which requires more of his time and would have taken away from the time that he could spend on the Company. The material terms of the employment agreement are contained in the Company’s report on Form 8-K filed with the Commission on November 1, 2006, and incorporated by reference in this report pursuant to General Instruction B.3.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 3, 2007, Joshua A. Gottesman resigned as the Company’s CFO and Trae O'Neil High, who holds a BBA in Finance, an MS in Accounting, a JD and an LLM in Taxation and has experience in SEC audits was elected as CFO. Mr. High has served as the Company’s Chief Legal Officer since January 2006. Biographical information relating to Mr. High and information regarding transactions between the Company and Mr. High is contained in the Company’s annual report on Form 10-KSB filed with the Commission on December 28, 2006, and incorporated by reference in this report pursuant to General Instruction B.3.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1*	Consulting Agreement with Kipley J. Lytel, CFA, dated April 12, 2007, effective January 2, 2007
10.2*	Consulting Agreement with Trae O'Neil High, dated April 12, 2007, effective January 2, 2007
10.3*	Addendum to Consulting Agreement with Trae O'Neil High, dated May 3, 2007
10.4(1)	Employment Agreement with Joshua A. Gottesman, CPA, dated November 1, 2006

*	Filed herein.
(1)	Filed as Exhibit 10.1 to the registrant’s Form 8-K filed with the Commission on November 1, 2006, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2007	Public Company Management Corporation

/s/ Stephen Brock
Stephen Brock
Chief Executive Officer